Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contact:
Tania Almond	Denise DesChenes/Alex Eule
Investor Relations	Citigate Sard Verbinnen
410-528-7555	212-687-8080

NeighborCare Reports First Quarter Fiscal 2005 Results;

Revenues Grow 11.6% Year-Over-Year;

Total Beds Served Up Over 24,000 Sequentially

BALTIMORE, MD – (January 26, 2005) – NeighborCare, Inc. today announced its results for the first quarter of fiscal 2005 ended December 31, 2004.  Net revenues in the quarter totaled $392.0 million compared with $338.4 million last year.  In accordance with generally accepted accounting principles (GAAP), first quarter of fiscal 2004 revenue numbers exclude inter-segment revenues with Genesis HealthCare Corporation (GHC) for the period prior to its spin-off on December 1, 2003.  Net revenues, as adjusted for inter-segment transactions with GHC, totaled $351.4 million in the year ago quarter for a year over year increase of 11.6%.  (See Introductory Note in “Quarterly Results Review” on page 2 and Table 1 in “Financial Highlights” on page 6 for a reconciliation of net revenue to net revenue, as adjusted).

For the quarter, income from continuing operations was $9.7 million, or $0.22 per diluted share.  In the same quarter of the prior year, loss from continuing operations was ($14.1) million, or ($0.35) per diluted share.  Income from continuing operations for the quarter ended December 31, 2004 includes the effect of expenses incurred in connection with our competitor’s unsolicited tender offer to purchase all of our outstanding common stock, as well as certain strategic planning, severance and other operating items together aggregating $1.3 million.  Income from continuing operations for the quarter ended December 31, 2003 includes certain strategic planning, severance and other operating items aggregating $40.7 million.

NeighborCare’s income from continuing operations, excluding the effect of expenses incurred in connection with our competitor’s unsolicited tender offer to purchase all of our outstanding stock, as well as certain strategic planning, severance and other operating items and including an adjustment to a 40% effective tax rate, was $10.5 million, or $0.24 per diluted share for the current quarter.  In the same quarter of the prior year, income from continuing operations adjusted for these charges as well as inter-segment gross profit on sales to GHC was $9.2 million, or $0.21 per diluted share.  (See Table 3 in “Financial Highlights” on page 6 for a reconciliation of income from continuing operations to income from continuing operations, as adjusted).

Adjusted EBITDA for the quarter ended December 31, 2004 was $30.3 million compared with adjusted EBITDA of $25.6 million for the same period last year.  (See Table 2 in “Financial Highlights” on page 6 for a reconciliation of income (loss) from continuing operations to EBITDA and adjusted EBITDA).  Adjusted EBITDA for the first quarter of 2004 may not be considered comparable because it excludes gross profit on intersegment revenues from GHC of $2.7 million.  Adjusted EBITDA also excludes the results of discontinued operations.

John J. Arlotta, NeighborCare’s Chairman, President and CEO, said “I am very pleased with our continued progress executing our business plan this quarter.  We remain on track with our growth plans, recording good organic net bed growth for the quarter.  In addition, our December acquisition of Belville Pharmacy Services, an institutional pharmacy in San Diego, added approximately 17,000 beds and filled in an important market for us.”

Arlotta further noted, “Despite continued Medicaid reimbursement changes and a difficult competitive price environment, we were also able to increase our gross profit margin on a sequential basis for the first time in several quarters.  This is a positive sign that our strategy to take cost out of the system is working.”

At December 31, 2004, NeighborCare served 287,249 beds.  Organic net bed growth for the quarter totaled 2,161 beds.  Bed counts ending December 31, 2003 and September 30, 2004 were 250,003 and 262,755, respectively.  Average revenue per bed per month for the quarter ended December 31, 2004 was $425 compared to $410 for the same quarter of the prior year (adjusted for inter-segment revenue).

Quarterly Results Review

Introductory Note.  Net revenues and cost of revenues do not include intersegment revenues and related cost of revenues with GHC for periods prior to the spin-off (October 1, 2003 through December 1, 2003).  GAAP requires that intersegment revenues from GHC for periods prior to the spin-off be eliminated in consolidation and that the associated gross profit be included in NeighborCare’s discontinued operations.  For comparison purposes, the presentation of adjusted net revenues, cost of revenues and gross margin reflects the adjustment to include the intersegment transactions as these transactions with GHC are and will continue to be reflected in continuing operations in all periods subsequent to December 1, 2003.  (See Reconciliation Table 1 in “Financial Highlights” on page 6).  NeighborCare accounts for discontinued operations, including assets distributed, under the provisions of Statement of Financial Accounting Standards, No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).  Under SFAS 144, discontinued businesses including assets distributed are removed from the results of continuing operations and presented as a separate line on the statement of operations.

Revenues.  Net revenue growth for the quarter over the year ago period was principally driven by growth in revenue of the Company’s institutional pharmacy segment of approximately $56.1 million or 19.9% over the prior year.  On an as adjusted basis this growth was $43.1 million, or 14.6% over the same period in the prior year.  This growth was driven by an increase in bed census, as well as increased drug trend partially offset by certain state Medicaid reimbursement reductions and competitive price reductions.

Cost of revenues.  Cost of revenues in the quarter increased by $47.8 million, or 18.2%, to $309.7 million from $262.0 million in the year ago quarter.  Cost of revenues in the quarter compared with the as adjusted level last year increased $37.4 million, or 13.7% to $309.7 million from the as adjusted year ago level of $272.3 million.

Gross margin.  Gross margin in the quarter declined to 21.0% from 22.6% last year.  On an as adjusted basis, gross margin declined to 21.0% from 22.5% last year, or 150 basis points.  Reduction in the gross margin is primarily attributable to state Medicaid reimbursement reductions and changes in product mix and contract pricing.

Selling, general and administrative (SG&A).  SG&A in the current quarter increased $1.1 million to $51.9 million from the year ago level of $50.8 million.  As a percentage of net revenues, SG&A declined to 13.3% compared to 15.0% for the same period of the prior year.

Liquidity and capital resources.  NeighborCare ended the quarter with $21.1 million of cash and $262.0 million of working capital.

Regulatory Update

On Friday, January 21, 2005, the Centers for Medicare & Medicaid Services (CMS) published the final rules for the new voluntary prescription drug benefit program that was enacted into law on December 8, 2003 in section 101 of Title I of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (MMA).  While these final rules layout a framework, there will be additional information provided through sub-regulatory guidance from CMS.  Additionally, a study on pharmacy services in nursing homes is expected to be issued mid year 2005 by CMS.

Arlotta commented, “Although we are studying the regulations closely, so far we do not see any major surprises.  I have pointed out many times in the past 18 months that we have been planning for a competitive environment in 2006 and we will be well positioned in the marketplace when the Part D program is implemented in January of 2006.”

Conference Call

NeighborCare will host a conference call and webcast at 9:00 a.m. Eastern Time on January 27, 2005 to discuss results for the first fiscal quarter.  The conference call information follows:

Toll-Free Number:  (888) 240-0264

Toll Number:  (706) 679-5757

Leader:  John Arlotta

Conference ID:  3583385

Investors can also access the conference live via webcast through NeighborCare’s web site at http://www.neighborcare.com/investor/earnings.cfm, where a replay of the call will also be posted.

About NeighborCare, Inc.

NeighborCare, Inc. (NASDAQ: NCRX) is one of the nation’s leading institutional pharmacy providers serving long term care and skilled nursing facilities, specialty hospitals, assisted and independent living communities, and other assorted group settings.  NeighborCare also provides infusion therapy services, home medical equipment, respiratory therapy services, community-based retail pharmacies and group purchasing. In total, NeighborCare’s operations span the nation, providing pharmaceutical services in 32 states and the District of Columbia.  Visit our website at www.neighborcare.com.

Statements made in this document, our website and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may”, “target” and similar expressions. Such forward looking statements include, without limitation, statements regarding the effect of the spin-off on our operations, expected changes in reimbursement rates and inflationary increases in state Medicaid rates, expected bed count, expected SG&A expense, anticipated restructuring charges and estimates of timing and costs savings related to cost improvement initiatives.  Factors that could cause actual results to differ materially include, but are not limited to, the following: our ability, and the ability of our customers, to comply with Medicare or Medicaid reimbursement regulations or other applicable laws, changes in the reimbursement rates or methods of payment from Medicare and Medicaid, or the implementation of other measures to reduce the reimbursement for our services and the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, changes in pharmacy legislation and payment formulas, the impact of federal and state regulations, competition in our businesses, the impact of Omnicare, Inc.’s unsolicited tender offer to acquire all of our outstanding common stock, competition for qualified management and pharmacy professionals, the impact of investigations and audits relating to alleged violations of federal and/or state regulations, changes in the acuity of patients, payor mix and payment methodologies, further consolidation of managed care organizations and other third party payors, the effect of the expiration or termination of certain service and supply contracts, changes in or our failure to satisfy pharmaceutical manufacturers’ rebate programs, an economic downturn or changes in the laws affecting our business in those markets in which we operate, the impact of acquisitions, and our ability to integrate acquired businesses, on our operations and finances, our ability to control operating costs and generate sufficient cash flow to meet operational and financial requirements, our ability, and the ability of our subsidiary guarantors, to fulfill debt obligations, our covenants and restrictions contained in financing agreements which limit our discretion in the operation of our business, our charter documents and the Pennsylvania Business Corporation Law of 1988, as amended, which could delay or prevent a change of control, availability of financial and other resources to us after the spin-off of GHC, operating inefficiencies and higher costs after the spin-off of GHC, federal income tax liabilities and indemnification obligations related to the spin-off of GHC, conflicts of interest as a result of our continuing relationship with GHC after the spin-off, the ability of GHC, as our largest customer, to operate as a separate entity and acts of God or public authorities, war, civil unrest, terrorism, fire, floods, earthquakes and other matters beyond our control.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control.  We caution investors that any forward-looking statements made by us are not guarantees of future performance.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

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NEIGHBORCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands except per share amounts)

	Three Months Ended December 31,
	2004	2003

Net revenues	$392,000	$338,394
Cost of revenues	309,734	261,967
Gross profit	82,266	76,427

Selling, general and administrative	51,949	50,797
Depreciation and amortization	7,697	6,244
Strategic planning, severance and other operating items	519	40,664
Takeover defense expenses	772	—
Operating income (loss)	21,329	(21,278)

Interest expense, net	4,031	5,654
Other expense	1,128	1,091

Income (loss) before income tax provision (benefit)	16,170	(28,023)
Income tax provision (benefit)	6,468	(13,874)

Income (loss) from continuing operations	9,702	(14,149)
Income from discontinued operations, net of taxes	—	8,435

Net income (loss)	$9,702	$(5,714)

Per common share data
Basic
Income (loss) from continuing operations	$0.22	$(0.35)
Income from discontinued operations	$—	$0.21
Net income (loss)	$0.22	$(0.14)
Weighted average shares outstanding	43,809	40,397

Diluted
Income (loss) from continuing operations	$0.22	$(0.35)
Income from discontinued operations	$—	$0.21
Net income (loss)	$0.22	$(0.14)
Weighted average shares outstanding	44,545	40,397

NEIGHBORCARE, INC.

SEGMENT INFORMATION

(Unaudited)

(in thousands)	Institutional Pharmacy	Corporate and Other	Consolidated
Three months ended December 31, 2004
Net revenues	$337,928	$54,072	$392,000
Gross profit	$65,595	$16,671	$82,266
Operating income (loss)	$33,051	$(11,722)	$21,329

Three months ended December 31, 2003
Net revenues	$281,792	$56,602	$338,394
Gross profit	$58,114	$18,313	$76,427
Operating income (loss)	$26,573	$(47,851)	$(21,278)

Total assets as of
December 31, 2004	$255,266	$605,612	$860,878
September 30, 2004	$217,969	$631,439	$849,408

Note: Reference Table 1 of the Financial Highlights section for intersegment adjustments which impact the institutional pharmacy segment.

NEIGHBORCARE, INC.

FINANCIAL HIGHLIGHTS

(Unaudited)

Table 1 - Reconciliation of net revenues, cost of revenues, gross profit and gross margin (in thousands)

	Three Months Ended
	31-Dec-04	31-Dec-03	30-Sep-04
Net revenues - as reported	$392,000	$338,394	$377,163
Add back:
Intersegment revenues with Genesis HealthCare	—	13,013	—
Net revenues - as adjusted	$392,000	$351,407	$377,163
Cost of revenues - as reported	$309,734	$261,967	$298,900
Add back:
Intersegment cost of revenues for Genesis HealthCare	—	$10,332	—
Cost of revenues - as adjusted	$309,734	$272,299	$298,900

Gross Margin $ - as adjusted	$82,266	$79,108	$78,263
Gross Margin % - as adjusted	21.0%	22.5%	20.8%

Table 2 - Reconciliation of income (loss) from continuing operations, as reported, to EBITDA and Adjusted EBITDA (in thousands)

	Three Months Ended
	31-Dec-04	31-Dec-03	30-Sep-04
Income (loss) from continuing operations - as reported	$9,702	$(14,149)	$6,114
Add back (deduct):
Other expense	1,128	1,091	1,004
Income tax provision (benefit)	6,468	(13,874)	5,795
Interest expense, net	4,031	5,654	4,319
Depreciation and amortization	7,697	6,244	7,423
EBITDA	$29,026	$(15,034)	$24,655
Add back:
Strategic planning, severance and other operating items	519	40,664	2,104
Takeover defense expenses	772	—	1,472
Adjusted EBITDA	$30,317	$25,630	$28,231

Table 3 - Reconciliation of income (loss) from continuing operations, as reported, to income from continuing operations, as adjusted (in thousands, except per share amounts)

	Three Months Ended
	31-Dec-04	31-Dec-03	30-Sep-04
Income (loss) from continuing operations - as reported	$9,702	$(14,149)	$6,114
Add back (deduct):
Intersegment revenues with Genesis HealthCare	—	13,013	—
Intersegment cost of revenues for Genesis HealthCare	—	(10,332)	—
Strategic planning, severance and other operating items	519	40,664	2,104
Takeover defense expenses	772	—	1,472
Tax impact of items added back above and adjustment to 40% effective tax rate on income from continuing operations	(516)	(20,003)	(399)
Income from continuing operations - as adjusted	$10,477	$9,193	$9,291
Income from continuing operations - as adjusted per share - basic	$0.24	$0.23	$0.21
Weighted average shares - basic	43,809	40,397	43,751
Income from continuing operations - as adjusted per share - diluted	$0.24	$0.21	$0.21
Weighted average shares - diluted	44,545	43,969	44,447

Notes:

- Adjusted EBITDA is a non-GAAP financial measure that management considers, along with GAAP measures, when evaluating the Company’s operating performance. Adjusted EBITDA is reconciled to the most directly comparable GAAP financial measure.

- Income from continuing operations - as adjusted is a non-GAAP financial measure that management considers, along with GAAP measures, when evaluating the Company’s operating performance. This non-GAAP financial measure is reconciled to the most directly comparable GAAP financial measure.

NEIGHBORCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31, 2004	September 30, 2004
ASSETS
Current assets
Cash and cash equivalents	$21,092	$81,923
Accounts receivable, net	253,015	230,903
Inventories	73,873	64,111
Prepaid expenses and other current assets	41,026	40,046
Total current assets	389,006	416,983
Property, plant and equipment, net	91,207	84,215
Other long-term assets	20,735	19,353
Identifiable intangible assets, net	16,990	12,737
Goodwill	342,940	316,120
Total assets	$860,878	$849,408

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$22,150	$4,263
Accounts payable and accrued expenses	96,029	116,965
Income taxes payable	8,838	4,747
Total current liabilities	127,017	125,975
Long-term debt	258,418	258,008
Other long-term liabilities	70,738	70,765
Total liabilities	456,173	454,748

Minority interest	7,531	7,880

Total shareholders’ equity	397,174	386,780
Total liabilities and shareholders’ equity	$860,878	$849,408

NEIGHBORCARE, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in thousands)

	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
Cash flows from operating activities
Net income (loss)	$9,702	$(5,714)
Net charges included in operations not requiring funds	15,267	20,227
Changes in operating assets and liabilities, excluding impact of business acquisitions
Change in accounts receivable, net	(20,132)	(37,974)
Change in accounts payable and accrued expenses	(18,434)	84,618
Other, net	(8,867)	(34,209)
Net cash (used) provided by operating activities	(22,464)	26,948

Cash flows from investing activities
Capital expenditures	(12,725)	(9,573)
Business acquisitions	(39,889)	—
Other, net	(2,004)	(33,478)
Net cash used by investing activities	(54,618)	(43,051)

Cash flows from financing activities
Borrowings against revolving credit facility	17,000	—
Repayment of long-term debt	(1,329)	(555,378)
Proceeds from issuance of long-term debt, net of debt
issuance costs	—	458,337
Distributions of cash to GHC	—	(63,154)
Funds received from GHC for debt financing	—	135,885
Other	580	448
Net cash provided (used) by financing activities	16,251	(23,862)

Net decrease in cash and cash equivalents	(60,831)	(39,965)
Cash and cash equivalents at beginning of period	81,923	132,726
Cash and cash equivalents at end of period	$21,092	$92,761